U.S. SECURITIES AND EXCHANGE COMMISSION

                      WASHINGTON, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                                           SEC File Number 0-32273
                                           CUSIP Number 52465A106

(CHECK ONE):  [ ] Form 10-K and Form 10-KSB  [  ] Form 20-F
              [ ] Form 11-K    [X] Form 10-Q and Form 10-QSB  [ ] Form N-SAR

              For Period Ended: JULY 31, 2002
              [ ] Transition Report on Form 10-K
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-Q
              [ ] Transition Report on Form N-SAR
              For the Transition Period Ended:

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READ ATTACHED INSTRUCTION SHEET BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                 PART I - REGISTRANT INFORMATION


                      KINGDOM VENTURES, INC.
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                     Full Name of Registrant



                        1045 STEPHANIE WAY
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    Address of Principal Executive Office (STREET AND NUMBER)


                       MINDEN, NEVADA 89423
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                     City, State and Zip Code


                PART II - RULES 12B-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X]   (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]   (b)  The subject annual report, semi-annual report, transition report on
           Form 10-K, Form 20-F, 11-K, Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]   (c)  The accountant's statement or other exhibit required by Rule
           12b-25(c ) has been attached if applicable.


                       PART III - NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Management has been unable to review the financial statements for the quarter within such time period as to allow the timely filing of this quarterly report.


                   PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

          GENE JACKSON                 775             267-2242
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             (Name)                 (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s). Yes [X] No [ ]


(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

      Yes [ ]    No [X]


     Kingdom Ventures Inc., Inc. has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


                                  KINGDOM VENTURES, INC.


                                    /s/ Gene Jackson
                                 By:______________________________
                                    President, Secretary/Treasurer
                                    and Director

Date: Sept. 16, 2002